Reorganizations

RIF and RMR:
On June 17, 2009, RMR Real Estate Income Fund (the "Fund") acquired all of the assets and assumed all of the liabilities of RMR Real Estate Fund ("RMR"), pursuant to an agreement and plan of reorganization approved by the boards of trustees of RMR and the Fund on March 26, 2009, and by the shareholders of RMR at a special meeting on June 4, 2009. It is expected that this transaction qualifies as a tax free reorganization for U.S. federal income tax purposes.

As a result of this reorganization, each holder of RMR common shares received common shares of the Fund having an aggregate net asset value (NAV) equal to the aggregate NAV of the common shareholder's RMR common shares.
As of the close of business on June 17, 2009, the NAV of RMR was $3.306 per common share and the NAV of the Fund was $4.240 per common share. The Fund completed a 4:1 reverse stock split on Wednesday, June 17, 2009 and its opening NAV on Thursday, June 18, 2009 was $16.952. Each common share of RMR was converted into 0.195 common shares of the Fund. Immediately after this reorganization, the combined net assets of the Fund amounted to $22,578,829. In connection with the reorganization, the Fund assumed the accounting and performance history of RMR.

As a result of this reorganization, the holders of Series T preferred shares of RMR received Series T preferred shares of the Fund. The aggregate liquidation preference of the Fund Series T preferred shares received by holders of RMR Series T preferred shares in the reorganization was equal to the aggregate liquidation preference of the RMR Series T preferred shares held by such holders immediately prior to the reorganization. The auction date, rate period and dividend payment date of the Fund Series T preferred shares issued in the reorganization are the same as that of the RMR Series T preferred shares exchanged in the reorganization. The dividend rate for the initial rate period of Fund Series T preferred shares was identical to the dividend rate set at the most recent auction for RMR Series T preferred shares prior to RMR's reorganization with the Fund.

RIF and RFR:
On June 18, 2009, the Fund acquired all of the assets and assumed all of the liabilities of RMR F.I.R.E. Fund ("RFR"), pursuant to an agreement and plan of reorganization approved by the boards of trustees of RFR and the Fund on March 26, 2009, and by the shareholders of RFR at a special meeting on June 4, 2009. It is expected that this transaction qualifies as a tax free reorganization for U.S. federal income tax purposes.

As a result of this reorganization, each holder of RFR common shares received common shares of the Fund having an aggregate NAV equal to the aggregate NAV of the common shareholder's RFR common shares. As of the close of business on June 18, 2009, the NAV of RFR was $2.082 per common share and the NAV of the Fund was $16.990 per common share. Each common share of RFR was converted into 0.123 common shares of the Fund. Immediately after the reorganization, the combined net assets of the Fund amounted to $25,719,334.

As a result of this reorganization, the holders of Series W preferred shares of RFR received Series W preferred shares of the Fund. The aggregate liquidation preference of the Fund Series W preferred shares received by holders of RFR Series W preferred shares in the reorganization was equal to the aggregate liquidation preference of the RFR Series W preferred shares held by such holders immediately prior to the reorganization. The auction date, rate period and dividend payment date of the Fund Series W preferred shares issued in the reorganization are the same as that of the RFR Series W preferred shares exchanged in the reorganization. The dividend rate for the initial rate period of Fund Series W preferred shares was identical to the dividend rate set at the most recent auction for RFR
Series W preferred shares prior to RFR's reorganization with the Fund.


RIF and RHR:
On June 19, 2009, the Fund acquired all of the assets and assumed all of the liabilities of RMR Hospitality and Real Estate Fund ("RHR"), pursuant to an agreement and plan of reorganization approved by the boards of trustees of RHR and the Fund on March 26, 2009, and by the shareholders of RHR at a special meeting on June 4, 2009.
It is expected that this transaction qualifies as a tax free reorganization for U.S. federal income tax purposes.

As a result of this reorganization, each holder of RHR common shares received common shares of the Fund having an aggregate NAV equal to the aggregate NAV of the common shareholder's RHR common shares. As of the close of business on June 19, 2009, the NAV of RHR was $2.99 per common share and the NAV of the Fund was $17.17 per common share. Each common share of RHR was converted into 0.174 common shares of the Fund. Immediately after the reorganization, the combined net assets of the Fund amounted to $33,439,647.

As a result of this reorganization, the holders of Series Th preferred shares of RHR received Series Th preferred shares of the Fund. The aggregate liquidation preference of the Fund Series Th preferred shares received by holders of RHR Series Th preferred shares in the reorganization was equal to the aggregate liquidation preference of the RHR Series Th preferred shares held by such holders immediately prior to the reorganization. The auction date, rate period and dividend payment date of the Fund Series Th preferred shares issued in the reorganization are the same as that of the RHR Series Th preferred shares exchanged in the reorganization. The dividend rate for the initial rate period of Fund Series Th preferred shares was identical to the dividend rate set at the most recent auction for RHR Series Th preferred shares prior to RHR's reorganization with the Fund.

RIF and RCR:
On June 22, 2009, the Fund acquired all of the assets and assumed all of the liabilities of RMR Dividend Capture
Fund ("RCR"), pursuant to an agreement and plan of reorganization approved by the boards of trustees of RCR and the Fund on March 26, 2009, and by the shareholders of RCR at a special meeting on June 4, 2009. It is expected that this transaction qualifies as a tax free reorganization for U.S. federal income tax purposes.

As a result of this reorganization, each holder of RCR common shares received common shares of the Fund having an aggregate NAV equal to the aggregate NAV of the common shareholder's RCR common shares. As of the close of business on June 22, 2009, the NAV of RCR was $2.03 per common share and the NAV of the Fund was $16.55 per common share.
Each common share of RCR was converted into 0.123 common shares of the Fund. Immediately after the reorganization, the combined net assets of the Fund amounted to $34,772,887.

As a result of this reorganization, the holders of Series F preferred shares of RCR received Series F preferred shares of the Fund. The aggregate liquidation preference of the Fund Series F preferred shares received by holders of RCR Series F preferred shares in the reorganization was equal to the aggregate liquidation preference of the RCR Series F preferred shares held by such holders immediately prior to the reorganization. The auction date, rate period and dividend payment date of the Fund Series F preferred shares issued in the reorganization are the same as that of the RCR
Series F preferred shares exchanged in the reorganization. The dividend rate for the initial rate period of Fund
Series F preferred shares was identical to the dividend rate set at the most recent auction for RCR Series F preferred shares prior to RCR's reorganization with the Fund.

RIF and RDR:
On June 23, 2009, the Fund acquired all of the assets and assumed all of the liabilities of RMR Preferred Dividend Fund ("RDR"), pursuant to an agreement and plan of reorganization approved by the boards of trustees of RDR and the Fund on March 26, 2009, and by the shareholders of RDR at a special meeting on June 4, 2009. It is expected that this transaction qualifies as a tax free reorganization for U.S. federal income tax purposes.

As a result of this reorganization, each holder of RDR common shares received common shares of the Fund having an aggregate NAV equal to the aggregate NAV of the common shareholder's RDR common shares. As of the close of business on June 23, 2009, the NAV of RDR was $1.71 per common share and the NAV of the Fund was $16.62 per common share. Each common share of RDR was converted into 0.103 common shares of the Fund. Immediately after the reorganization, the combined net assets of the Fund amounted to $39,473,219.

As a result of this reorganization, the holders of Series M preferred shares of RDR received Series M preferred shares of the Fund. The aggregate liquidation preference of the Fund Series M preferred shares received by holders of RDR Series M preferred shares in the reorganization was equal to the aggregate liquidation preference of the RDR Series M preferred shares held by such holders immediately prior to the reorganization.
The auction date, rate period and dividend payment date of the Fund Series M preferred shares issued in the reorganization are the same as that of the RDR Series M preferred shares exchanged in the reorganization. The dividend rate for the initial rate period of Fund Series
M preferred shares was identical to the dividend rate set at the most recent auction for RDR Series M preferred shares prior to RDR's reorganization with the Fund.